SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2013

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Kenergy Scientific, Inc.

(Exact name of registrant as specified in its charter)

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New Jersey	333-120507	20-1862816
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

56 Junction Rd. flemington, NJ 08822
(Address of Principal Executive Offices) (Zip Code)

908-788-0077
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On June 26, 2013, Kenneth Glynn (“Party A”) executed a non-binding Letter of Intent with Mira Mar Group Inc (“MMG” or “Party B”), and together with Party A, each a “Party” and collectively the “Parties”, sets forth the general terms and conditions of the Parties’ agreement to purchase on the part of Party B and to sell on the part of Party A certain shares of stock in Kenergy Scientific, Inc.

Party B intends to acquire control of KNSC for the purpose of operating two separate subsidiaries One subsidiary is an EU and (Seychelles in transition) based financial services type organization Pan Tuffa Holdings which operates and maintains and operates a substantial size of operation of Internet based properties such as (SPOTFX) www.spotfx.com (OPTIONS) www.optionese.com and (PRESCIOUS METALS DEALER) www.trustvault.com. The second subsidiary will be a Canadian based advertising media company. The media company represents or acts as a sales agent with other advertising aggregators for approximately 140 Nationwide radio stations in Canada and markets such as Toronto Ottawa and Vancouver. The company manages social media networks for companies and offers various customer service solutions for their corporate clients through a company owned call centre. The media group also acts as a sales agent for a Delaware USA real estate timeshare and fractional ownership company. Party B has no desire to operate the GreenSmart Store business or retain currently existing KNSC Management Patents and Patent Applications.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Control Block of Stock Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	Kenergy Scientific, Inc.
	By	/s/ Kenneth P. Glynn
Name: Kenneth P. Glynn Title: Chief Executive Officer

Exhibit 99.1

Mina Mar Group Inc

 5155 Spectrum Way Unit #5
Mississauga, ONT L4W 5A1
Canada 416 597 8884

PERSONAL & CONFIDENTIAL

May 31, 2013 (FINAL REVISIONS JUNE 28, 2013)

Kenneth Glynn

56 Junction Road

Flemington, NJ 08822

Re: Control Block of Stock Securities Purchase Agreement Miro Zecevic and or Mina Mar Group Inc (MMG), As interim agents (custodians) for an incoming Co CEO’s / Preferred Shareholder Charles Zein, Manuel Canales and or Zoran Cvetojevic

Dear Mr. Glynn:

This non-binding letter of intent (the “Letter of Intent”) is made by and between Kenneth Glynn. (“Party A”) and MMG Company A (“Party B”), and together with Party A, each a “Party” and collectively the “Parties”) and sets forth the general terms and conditions of the Parties’ agreement to purchase on the part of Party B and to sell on the part of Party A certain shares of stock in Kenergy Scientific, Inc. (KNSC) (the “Proposed Transaction”). This letter contains non-binding provisions of understanding between Party A and Party B, unless otherwise explicitly stated, it does not impose any legal obligations on either Party.

The Proposed Transaction requires additional documentation and approvals; including the preparation and approval of one or more final agreements (the “Final Agreements”) setting forth the terms and conditions of the Proposed Transaction in further detail. Before the Final Agreements are reached, we would like to confirm that we share an understanding of the principal terms and conditions of the Proposed Transaction, and that all Parties are willing to proceed in mutual good faith to work toward Final Agreements and a closing consistent with these terms.

Party B intends to acquire control of KNSC for the purpose of brining in a foreign exchange broker business (SPOTFX) Project, and/or a real estate timeshare company similar to www.saveene.com at the Purchasers sole discretionary option and acknowledges that Party B has no desire to operate the GreenSmart Store business or retain currently existing KNSC Patents and Patent Applications.

Our proposal is as follows:

1.	PROPOSED TRANSACTION.

Party A will do each of the following: transfer 3.2 billion common shares, and any and all shares of all other classes of stock that Party A owns to Buyer or its designee; assign to Buyer or its designee all debts owed to Party A by KNSC, except $180,000.00 (One Hundred Eighty Thousand) worth of accrued income debt which will be retained by Party A and may be converted to shares of KNSC at a discount of 50% thirty days back; converted common shares shall be tradable at a rate per quarter not to exceed 9.9% of all issued shares; facilitate a change of control in KNSC whereby Party B, or parties to be named by Party B may elect both the Board of Directors and the Officers.

Party B will do, or cause to be done, each of the following: By appropriate legal means, Party B and KNSC shall, at the time of closing, transfer all right, title and interest to Party A: all inventory, equipment and furnishings, signage and furniture and the SpeechSwitch checking account; and transfer or permit transfer to Party A, all right, title and interest to any of KNSC patents and pending applications; Party B shall pay to Party A the sum of Twenty Five Thousand Dollars ($25,000) payable in two installments of Seven Thousand Thousand Five Dollars ($7,500), to be made on June 4, 2013, and the balance to be made on the date of closing. If, for any reason closing does not occur, for the $ 7,500 paid to Party A, then Party A agrees to transfer $ 75,000.00 of his debt in the form of an Alonge to a Note, immediately upon demand of Party B on the same as set forth above.

CLOSING:

On closing date:

1.	The entire key staff of KNSC shall resign and new directors and officers will be appointed
2.	The current staff shall deliver all EDGAR and SEC codes to the buyer
3.	The current key management will notify its transfer agent and provide satisfactory documents as may be required to satisfy other service providers of KNSC
4.	The current and existing remaining business, if any, shall be vended out to Glynn, plus 3.2 billion shares to the Buyer for the purchase price (3.2 billion shares is majority control of the common shares.)
5.	Both the buyer and the seller will jointly complete the required filings with SEC 8k and 10Q and issue a joint press release of the company future plans.

CONTROL BLOCK SHARE PURCHASE ALLOCATION

As the purchaser is buying the company control block of the stock the following allocation of cost base shall be set forth:

1.	For consideration of $7,500, $ 75,000 of affiliate debt.
2.	For consideration of $17,500, and 3.2 billion shares and all Class B shares of the company and all remaining affiliate debt, except for the retained $ 180,000.00 debt.

CONSIDERATION.

The consideration for the Proposed Transaction will be Twenty Five Thousand Dollars ($25,000) and all other consideration set forth in the preceding paragraphs.

2.	TIMING.

The Parties shall execute the Final Agreements and close the Proposed Transaction on or before June 30, 2013 (the “Closing Date”).

3.	CONTINGENCIES.

Any obligation to consummate the Proposed Transaction under the terms of this Letter of

Intent is based entirely on satisfaction of each of the following conditions:

a.	Execution of mutually acceptable Final Agreements under the laws of the state of New Jersey.
b.	Receipt of all applicable consents, approvals, and authorizations including board, partnership, third party, and regulatory approvals, if any, relating to the Proposed Transaction.
c.	Completion by each Party and its business, legal, financial, and other representatives of a substantial due diligence investigation of all relevant business, legal, financial, engineering, and/or environmental documents, with results satisfactory to such Party, no later than June 15, 2013, or as otherwise agreed by the mutual written agreement of the Parties (the “Due Diligence Completion Date”).

4.	NOTICE AFTER COMPLETION OF DUE DILIGENCE.

On or before the Due Diligence Completion Date, each Party shall notify the other Party in writing that it has completed substantial due diligence and is prepared to proceed with consummation of the Proposed Transaction (the “Notice of Intention to Proceed”). If a Party does not provide a Notice of Intention to Proceed to the other Party on or before the Due Diligence Completion Date, the other Party may cancel this proposal and, notwithstanding anything contained herein to the contrary, neither Party shall have any obligation or liability to the other Party. For the purposes of this Letter of Intent, the effective date of receipt of a Notice of Intention to Proceed will be the date of receipt as acknowledged in writing by the receiving Party.

5.	FINAL AGREEMENTS.

The Final Agreements will include customary covenants, conditions, representations, and warranties, which will be made as of the Closing Date. The Parties recognize that this is a non-binding Letter of Intent and that there may be additional elements for negotiation and inclusion.

6.	NO PUBLIC DISCLOSURES.

Except as may be required by law, neither Party shall make any public disclosure about the Proposed Transaction contemplated by this Letter of Intent until after both parties have signed this LOI. Any other disclosure not required by law that occurs on or after the Closing Date must be mutually agreeable to the Parties; provided, however, that nothing in this Section 8 will prevent either Party from communicating information concerning this Letter of Intent to any of its respective affiliates, officers, directors, employees, or professional advisors or to any third parties whose consent is required in connection with the Proposed Transaction contemplated by this Letter of Intent.

7.	ACCESS TO INFORMATION.

While this Letter of Intent remains in effect, each Party and its advisors shall have reasonable access to the other Party’s books, records, and personnel files, and shall receive such financial and operational data and other information as that Party shall reasonably request. Any information so received shall be kept confidential by the receiving Party. On termination or expiration of this Letter of Intent, each Party shall return any and all printed information received from the other Party in connection with the Proposed Transaction.

8.	EXCLUSIVE DEALING.

In consideration of the effort and expense to be incurred by the Parties in connection with their due diligence review of the Proposed Transaction, each Party agrees that for a period of thirty days from the date of this Letter of Intent, such Party and its officers, directors, employees, and agents will not initiate, solicit, encourage (directly or indirectly), or accept any offer or proposal of any third party with respect to the Proposed Transaction, and shall not enter into any agreement, understanding, or transaction that would have an adverse affect on the ability of the Parties to consummate the Proposed Transaction.

9.	EXPENSES.

Unless and until otherwise agreed in writing, each Party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting, broker, advisor, investment banking, or other fees and expenses or prior commitments in respect thereof) incurred in connection with the Proposed Transaction or this Letter of Intent, regardless of whether or not the Proposed Transaction is consummated. Except for breach of any confidentiality provisions hereof, neither Party shall have any liability to the other Party for any liabilities, losses, damages (whether special, incidental, or consequential), costs, or expenses incurred by the Party if negotiations between the Parties are terminated as provided in Section 13 below.

ATTACHMENTS:

Forming part of this agreement are the following documents upon which the buyer is relying upon as furnished by the seller. These documents form part of this agreement and shall survive the closing of this transaction for the sole irrevocable and unconditional benefit of the buyer.

SpotFx incoming merger company (Seychelles Company) with operations in Belgrade Serbia. Find attached our Monthly trading Volume in Usd from 166 Million High To a low of 40 million as furnished by Boston Technologies BT (SpotFx back end software bridge provider to market makers and liquidity providers)

1.	BT report on SpotFx performance June 2012 to December 2012
2.	KNSC Profile completed by seller as requested by buyer
3.	Due Diligence of KNSC performed by the buyer.

TOXIC FINANCING AND OTHER FINANCIAL ARRANGEMENTS

The seller immediately upon acceptance of this agreement shall deliver to the buyer all agreements signed by company and Mazzuma /Asher Financial and all other service related compensation for stock or debt type documents for the buyers review.

10.	NON-BINDING LETTER; WITHDRAWAL.

Each Party hereby reaffirms its intention that this Letter of Intent as a whole, in particular, is not intended to constitute, and shall not constitute a legal and binding obligation, contract, or agreement between the Parties, and is not intended to be relied on by any Party as constituting such. Accordingly, the Parties agree that either Party to this Letter of Intent may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing Party’s sole discretion by notifying the other Party of the withdrawal in writing. If any Party withdraws from dealing or negotiation before February 5, 2013 or fails to negotiate in good faith, any obligation to negotiate and prepare the Final Agreements or otherwise deal with the other Party, and the agreements of the Parties set forth shall immediately terminate; provided, however, the terms of any Final Agreements entered into by the Parties control over the right to withdraw from dealing or negotiations in this Section.

If the foregoing terms and conditions are in form and substance acceptable to you, please so indicate by signing this Letter of Intent in the space provided below and returning it to the attention of the undersigned by June 4, 2013 I look forward to working with you to complete the Proposed Transaction.

Sincerely,

Miro Zecevic

AGREED AND ACCEPTED:

Date: June 28, 2013	Kenergy Scientific, Inc.
	By	/s/ Kenneth P. Glynn
Name: Kenneth P. Glynn Title: President

Exhibits

99.1	Control Block of Stock Securities Purchase Agreement